U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

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                                                       SEC FILE NUMBER

                                                          333-26673
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                                                         CUSIP NUMBER

                                                           29879610 3
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                                  (Check One):

|_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

      For Period Ended: September 30, 1999

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-K
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
For the Transition Period Ended:

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      Read Attached Instruction Sheet before Preparing Form. Please Print or
Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I--Registrant Information
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      Full Name of Registrant:      Eurotech, Ltd.

      Former Name If. Applicable

      Address of Principal Executive Office (Street and Number)

                  1216 16th Street, N.W.

      (City, State and Zip Code)

                  Washington, D.C. 20036
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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort and expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Because the registrant's chief financial and accounting officer has no employed staff, he relies for the compilation of financial reports on the registrant's independent public accountants. Such accountants have informed the registrant that they required more time to complete their analysis of the information provided to them by the registrant and accordingly have not provided the statements in time for the registrant to effect a timely filing.

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Part IV--Other Information
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(1)   Name and telephone number of person to contact in regard to this notification

            Michael L. Thomas            (202)                  466-5448
            (Name)                     (Area Code)         (Telephone Number)

(2) Have all other periodic reports under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to such report(s) been filed? If the answer is no, identify report(s).

                                                |X|  Yes          |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [X]  Yes          |_| No

      If so: attach an explanation of the anticipated change, both narratively and quatitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot by made.

                                 Eurotech, Ltd.
                  (Name of Registrant as specified in charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date: November 12, 1999       By: s/ Michael L. Thomas
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                                        Michael L. Thomas
                                        Vice President, Finance and
                                        Administration